Exhibit 23.2

CONSENT OF WOOD CANADA LIMITED

I, Greg Gosson, on behalf of Wood Canada Limited (“Wood”), consent to the inclusion in this Annual Report on Form 10-K of NovaGold Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to Wood’s name and to the use of the technical report summary titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA”, with a report date of November 30, 2021 (“2021 S-K 1300 Report”) and filed on January 26, 2022, and the information derived from the 2021 S-K 1300 Report, including any quotation from or summarization of the 2021 S-K 1300 Report.

I also consent to the incorporation by reference in NovaGold Resources Inc.’s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630, 333-197648 and 333-239776) of the references to Wood’s name and the use of the 2021 S-K 1300 Report and the information derived from the 2021 S-K 1300 Report, including any quotation from or summarization of the 2021 S-K 1300 Report, which are included in the Annual Report on Form 10-K.

Dated this 23rd day of January 2025

On behalf of Wood Canada Limited

By: /s/ Greg Gosson

Name:   Greg Gosson

Title:     Technical Director, Geology & Compliance